Filed Pursuant to Rule 424(b)(2) Registration Nos. 333-268718 and 333-268718-01
This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933.  This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these Securities in any country or jurisdiction where such an offer would not be permitted.
Preliminary Pricing Supplement
Subject To Completion, dated April 29, 2024
(To Prospectus dated December 30, 2022,
Series A Prospectus Supplement dated December 30, 2022 and
Product Supplement No. WF-1 dated March 8, 2023)

BofA Finance LLC Medium-Term Notes, Series A Fully and Unconditionally Guaranteed by Bank of America Corporation
Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket of Two Exchange-Traded Funds due May 4, 2027
■   Linked to an equally weighted Basket comprised of the VanEck® Gold Miners ETF (50.00% weighting) and the VanEck® Oil Services ETF (50.00% weighting) (each referred to as a “Basket Component”)
■   Unlike ordinary debt securities, the Securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Whether the Securities are automatically called for a fixed call premium or, if not automatically called, the Maturity Payment Amount, will depend, in each case, on the Basket Closing Value on the applicable Call Date
■   Automatic Call.  If the Basket Closing Value on any Call Date is greater than or equal to the Starting Value, the Securities will be automatically called for the principal amount plus the Call Premium applicable to that Call Date. The Call Premium applicable to each Call Date will be a percentage of the principal amount that increases for each Call Date based on a simple (non-compounding) return of at least approximately 11.40% per annum (to be determined on the Pricing Date)
Call Date
Call Premium*
May 2, 2025
At least 11.40% of the principal amount
May 4, 2026
At least 22.80% of the principal amount
April 29, 2027 (the “Final Calculation Day”)
At least 34.20% of the principal amount
* The actual Call Premium applicable to each Call Date will be determined on the Pricing Date
■   Maturity Payment Amount. If the Securities are not automatically called, you will receive a Maturity Payment Amount that could be equal to or less than the principal amount per Security depending on the Basket Closing Value on the Final Calculation Day as follows:
■
If the Basket Closing Value on the Final Calculation Day is less than the Starting Value, but not by more than the buffer amount of 10.00%, you will receive the principal amount of your Securities
■
If the Basket Closing Value on the Final Calculation Day is less than the Starting Value by more than the buffer amount, you will receive less than the principal amount and have 1-to-1 downside exposure to the decrease in the Basket Closing Value in excess of the buffer amount
■   Investors may lose up to 90.00% of the principal amount
■   Any positive return on the Securities will be limited to the applicable Call Premium, even if the Basket Closing Value on the applicable Call Date significantly exceeds the Starting Value. You will not participate in any appreciation of the Basket beyond the applicable fixed Call Premium
■   All payments on the Securities are subject to the credit risk of BofA Finance LLC (“BofA Finance”), as issuer of the   Securities, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Securities
■   Securities will not be listed on any securities exchange
■   No periodic interest payments

The initial estimated value of the Securities as of the Pricing Date is expected to be between $914.25 and $964.25 per Security, which is less than the public offering price listed below. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement and “Structuring the Securities” on page PS-29 of this pricing supplement for additional information.
The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-8 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public offering price	Underwriting Discount(1)(2)(3)	Proceeds, before expenses, to BofA Finance
Per Security	$1,000.00	$25.75	$974.25
Total
(1) Wells Fargo Securities, LLC and BofA Securities, Inc. are the selling agents for the distribution of the Securities and are acting as principal. See “Terms of the Securities—Selling Agents” in this pricing supplement for further information.
(2) The underwriting discount per $1,000 in principal amount of Securities may be as high as $25.75, resulting in proceeds, before expenses, to BofA Finance of as low as $974.25 per $1,000 in principal amount of Securities. The total underwriting discount and proceeds, before expenses, to BofA Finance specified above reflect the aggregate of the underwriting discounts per $1,000 in principal amount of Securities.
(3) In addition, in respect of certain Securities sold in this offering, BofA Securities, Inc. or one of its affiliates may pay a fee of up to $3.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.
Wells Fargo Securities

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket of Two Exchange-Traded Funds due May 4, 2027
Terms of the Securities
Issuer:	BofA Finance LLC.
Guarantor:	BAC.
Market Measure:
An equally weighted Basket (the “Basket”) comprised of the following Basket Components (each referred to as a “Basket Component,” and collectively as the “Basket Components”). For each Basket Component, its weighting percentage and Initial Basket Component Price are set forth below:
Basket Component
Ticker
Weighting Percentage
Initial Basket Component Price
The VanEck® Gold Miners ETF
Bloomberg symbol: “GDX”
50.00%
   $
The VanEck® Oil Services ETF
Bloomberg symbol: “OIH”
50.00%
   $

Pricing Date*:	April 29, 2024.
Issue Date*:	May 2, 2024.
Maturity Date*:
May 4, 2027, subject to postponement as described below in “—Market Disruption Events and Postponement Provisions”. The Securities are not subject to repayment at the option of any holder of the Securities prior to the Maturity Date.

Denominations:	$1,000 and any integral multiple of $1,000. References in this pricing supplement to a “Security” are to a Security with a principal amount of $1,000.
Automatic Call:
If the Basket Closing Value on any Call Date is greater than or equal to the Starting Value, the Securities will be automatically called, and on the related Call Settlement Date you will be entitled to receive a cash payment per Security in U.S. dollars equal to the principal amount per Security plus the Call Premium applicable to the relevant Call Date. The last Call Date is the Final Calculation Day, and payment upon an automatic call on the Final Calculation Day, if applicable, will be made on the Maturity Date.
Any positive return on the Securities will be limited to the applicable Call Premium, even if the Basket Closing Value on the applicable Call Date significantly exceeds the Starting Value. You will not participate in any appreciation of the Basket beyond the applicable Call Premium.
If the Securities are automatically called, they will cease to be outstanding on the related Call Settlement Date and you will have no further rights under the Securities after such Call Settlement Date. You will not receive any notice from us if the Securities are automatically called.

Call Dates* and Call Premiums:
The Call Premium applicable to each Call Date will be a percentage of the principal amount that increases for each Call Date based on a simple (non-compounding) return of at least approximately 11.40% per annum (to be determined on the Pricing Date).
The actual Call Premium and payment per Security upon an automatic call that is applicable to each Call Date will be determined on the Pricing Date and will be at least the amounts specified in the table below.
Call Date
Call Premium
Payment per Security upon an Automatic Call
May 2, 2025
At least 11.40% of the principal amount
At least $1,114.00
May 4, 2026
At least 22.80% of the principal amount
At least $1,228.00
April 29, 2027
At least 34.20% of the principal amount
At least $1,342.00
We refer to April 29, 2027 as the “Final Calculation Day.”
The Call Dates are subject to postponement as described below in “—Market Disruption Events and Postponement Provisions”.

Call Settlement Date:
Three business days after the applicable Call Date (as each such Call Date may be postponed as described below in “—Market Disruption Events and Postponement Provisions”, if applicable); provided that the Call Settlement Date for the last Call Date is the Maturity Date.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket of Two Exchange-Traded Funds due May 4, 2027
Maturity Payment Amount:
If the Securities are not automatically called, then on the Maturity Date, you will be entitled to receive a cash payment per Security in U.S. dollars equal to the Maturity Payment Amount. The “Maturity Payment Amount” per Security will be calculated as follows:
•    if the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value: $1,000; or
•   if the Ending Value is less than the Threshold Value: $1,000 minus:
If the Securities are not automatically called and the Ending Value is less than the Threshold Value, you will receive less, and possibly 90.00% less, than the principal amount of your Securities at maturity.

Fund Closing Price:
With respect to each Basket Component, Fund Closing Price, Closing Price and Adjustment Factor have the meanings set forth under “General Terms of the Securities — Certain Terms for Securities Linked to a Fund — Certain Definitions” in the accompanying product supplement.

Starting Value:	The Starting Value will be set to 100.00 on the Pricing Date.
Basket Closing Value:
On any Call Date, the “Basket Closing Value” will be the product of (i) 100 times (ii) an amount equal to the sum of (a) 1 plus (b) the sum of the products, as calculated for each Basket Component, of: (1) its Basket Component Return on such day multiplied by (2) its weighting percentage.

Ending Value:	The “Ending Value” will be the Basket Closing Value on the Final Calculation Day.
Initial Basket Component Price:	With respect to a Basket Component, the Fund Closing Price of such Basket Component on the Pricing Date, as set forth under “— Market Measure” above
Basket Component Return:
For any Call Date, the “Basket Component Return” with respect to a Basket Component is the percentage change from its Initial Basket Component Price to its Fund Closing Price on that day, measured as follows:
Fund Closing Price on such day – Initial Basket Component Price
Initial Basket Component Price

Threshold Value:	90.00, which is equal to 90.00% of the Starting Value.
Market Disruption Events and Postponement Provisions:
Each Call Date (including the Final Calculation Day) is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the Maturity Date will be postponed if the Final Calculation Day is postponed and will be adjusted for non-business days. For more information regarding adjustments to the Call Dates and the Maturity Date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each Call Date (including the Final Calculation Day) is a “calculation day” and each Call Settlement Date (including the Maturity Date) is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to a Fund —Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agents:
BofAS and Wells Fargo Securities, LLC (“WFS”)
Under our distribution agreement with BofAS, BofAS will purchase the Securities from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount. BofAS will sell the Securities to WFS at the public offering price of the Securities less a concession of up to $25.75 per Security. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of up to $20.00 per Security. In addition to the concession allowed to WFA, WFS may pay up to $0.75 per Security to WFA as a distribution expense fee for each Security sold by WFA.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket of Two Exchange-Traded Funds due May 4, 2027

In addition, in respect of certain Securities sold in this offering, BofAS or its affiliates may pay a fee of up to $3.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.
WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the Securities at any time up to the Issue Date or during the three-month period following the Issue Date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the Securities that are included in the public offering price of the Securities. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be outside of this period, as any secondary market price offered outside of this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this three-month period. If you hold the Securities through an account at WFS, WFA or any of their affiliates, WFS has advised us that it expects that this increase will also be reflected in the value indicated for the Securities on your brokerage account statement.  If you hold your Securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the Securities on your brokerage account statement may be different than if you held your Securities at WFS, WFA or any of their affiliates.

Events of Default and Acceleration:
If an Event of Default, as defined in the senior indenture relating to the Securities and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration; Covenant Breaches” on page 54 of the accompanying prospectus, with respect to the Securities occurs and is continuing, the amount payable to a holder of the Securities upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Terms of the Securities—Maturity Payment Amount” above, calculated as though the date of acceleration were the Final Calculation Day of the Securities; provided that if the Basket Closing Value on the date of acceleration is equal to or greater than the Starting Value, then the Maturity Payment Amount will be calculated using a call premium that is prorated to the date of acceleration. In case of a default in the payment of the Securities, whether at their maturity or upon acceleration, the Securities will not bear a default interest rate.

Material Tax Consequences:	For a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of the Securities, see “U.S. Federal Income Tax Summary.”
CUSIP:	09711BTK2
* Subject to change

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket of Two Exchange-Traded Funds due May 4, 2027
Additional Information about BofA Finance, the Guarantor and the Securities
The terms and risks of the Securities are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent that it is different from that information. These documents can be accessed at the following links:
•	Product Supplement No. WF-1 dated March 8, 2023: https://www.sec.gov/Archives/edgar/data/1682472/000119312523064044/d451936d424b2.htm
•	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
These documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
Please note that, for purposes of this pricing supplement, references in the accompanying product supplement to “Fund” shall be deemed to refer to “Basket Component”.
The Securities are our senior debt securities.  Any payments on the Securities are fully and unconditionally guaranteed by BAC. The Securities and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral.  The Securities will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Securities, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket of Two Exchange-Traded Funds due May 4, 2027
Investor Considerations
The Securities are not appropriate for all investors. The Securities may be an appropriate investment for investors who:
■   believe that the Basket Closing Value will be greater than or equal to the Starting Value on one of the Call Dates;
■   seek the potential for a fixed return if the Basket has appreciated at all as of any of the Call Dates in lieu of full participation in any potential appreciation of the Basket;
■   are willing to accept the risk that, if the Basket Closing Value is less than the Starting Value on each Call Date, they will not receive any positive return on their investment in the Securities;
■   are willing to accept the risk that, if the Securities are not automatically called and the Ending Value on the Final Calculation Day is less than the Starting Value by more than the buffer amount of 10.00%, they will receive less, and possibly 90.00% less, than the principal amount of their Securities at maturity;
■   understand that the term of the Securities may be as short as approximately one year and that they will not receive a higher Call Premium payable with respect to a later Call Date if the Securities are called on an earlier Call Date;
■   are willing to forgo interest payments on the Securities and dividends or other distributions on the Basket Components or the securities included in the Basket Components; and
■   are willing to hold the Securities until maturity.
The Securities may not be an appropriate investment for investors who:
■   seek a liquid investment or are unable or unwilling to hold the Securities to maturity;
■   require full payment of the principal amount of the Securities at maturity;
■   believe that the Basket Closing Value will be less than the Starting Value on each Call Date;
■   seek a security with a fixed term;
■   are unwilling to accept the risk that, if the Basket Closing Value is less than the Starting Value on each Call Date, they will not receive any positive return on their investment in the Securities;
■   are unwilling to accept the risk that the Basket Closing Value may decrease by more than the buffer amount of 10.00% from the Starting Value to the Ending Value;
■   are unwilling to purchase securities with an estimated value as of the Pricing Date that is lower than the public offering price and that may be as low as the lower estimated value set forth on the cover page;
■   seek current income;
■   are unwilling to accept the risk of exposure to the Basket Components;
■   seek exposure to the upside performance of the Basket beyond the applicable Call Premiums;
■   are unwilling to accept the credit risk of BofA Finance, as issuer, and BAC, as guarantor, to obtain exposure to the Basket Components generally, or to obtain exposure to the Basket Components that the Securities provide specifically; or
■   prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.
The considerations identified above are not exhaustive. Whether or not the Securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Securities in light of your particular circumstances. You should also review carefully “Selected Risk Considerations” herein and “Risk Factors” in each of the accompanying product supplement, prospectus supplement and prospectus for risks related to an investment in the Securities. For more information about the Basket Components, please see the sections titled “The VanEck® Gold Miners ETF” and “The VanEck® Oil Services ETF” below.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket of Two Exchange-Traded Funds due May 4, 2027
Determining Timing and Amount of Payment on the Securities
The timing and amount of the payment you will receive will be determined as follows:

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket of Two Exchange-Traded Funds due May 4, 2027
Selected Risk Considerations
The Securities have complex features and investing in the Securities will involve risks not associated with an investment in conventional debt securities. Your decision to purchase the Securities should be made only after carefully considering the risks of an investment in the Securities, including those discussed below, with your advisors in light of your particular circumstances. The Securities are not an appropriate investment for you if you are not knowledgeable about significant elements of the Securities or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Securities in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.
Structure-related Risks
Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Securities at maturity. If the Securities are not automatically called and the Ending Value is less than the Threshold Value, at maturity, you will lose 1% of the principal amount for each 1% that the Ending Value is less than the Threshold Value. In that case, you will lose some or a significant portion of your investment in the Securities.
Any positive investment return on the Securities is limited. You will not participate in any increase in the value of the Basket. Any positive investment return is limited to the applicable Call Premium, if any, regardless of the extent to which the Basket Closing Value on any Call Date exceeds the Starting Value. In contrast, a direct investment in one or both of the Basket Components or the securities included in the Basket Components would allow you to receive the benefit of any appreciation in their values. Thus, any return on the Securities will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them. The return on the Securities may be less than a comparable investment directly in one or both of the Basket Components or the securities included in or held by the Basket Components. There is no guarantee that the Securities will be called for more than the principal amount, and it is possible you will not receive any positive return on the Securities.
The Securities do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the Securities, regardless of the extent to which the Basket Closing Value exceeds the Starting Value or Threshold Value on any Call Date.
The Call Premium or Maturity Payment Amount, as applicable, will not reflect the value of the Basket other than on the Call Dates. The Fund Closing Prices of the Basket Components (and thus the value of the Basket) during the term of the Securities other than on the Call Dates will not affect payments on the Securities. Notwithstanding the foregoing, investors should generally be aware of the performance of the Basket Components while holding the Securities, as the performance of the Basket Components may influence the market value of the Securities. The calculation agent will determine whether the Securities will be automatically called, and will calculate the Call Premium or the Maturity Payment Amount, as applicable, by comparing only the Starting Value or Threshold Value, as applicable, to the Basket Closing Value on the applicable Call Date. No other values of the Basket will be taken into account. As a result, if the Securities are not automatically called, and the Ending Value is less than the Threshold Value, you will receive less than the principal amount at maturity even if the Basket Closing Value was always above the Threshold Value prior to the Final Calculation Day.
The Securities are subject to a potential automatic call, which would limit your ability to receive further payment on the Securities. The Securities are subject to a potential automatic call. The Securities will be automatically called if, on any Call Date, the Basket Closing Value is greater than or equal to the Starting Value. If the Securities are automatically called, you will be entitled to receive the principal amount and the applicable Call Premium with respect to the applicable Call Date, and no further amounts will be payable with respect to the Securities. In this case, you will lose the opportunity to receive payment of any higher call premium that otherwise would be payable after the date of the automatic call. If the Securities are called, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Securities.
Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Securities may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Securities may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.
A Call Settlement Date and the Maturity Date may be postponed if a Call Date is postponed. A Call Date (including the Final Calculation Day) with respect to a Basket Component will be postponed if the applicable originally scheduled Call Date is not a trading day with respect to any Basket Component or if the calculation agent determines that a market disruption event has occurred or is continuing with respect to that Basket Component on that Call Date. If such a postponement occurs with respect to a Call Date other than the Final Calculation Day, then the related Call Settlement Date will be postponed. If such a postponement occurs with respect to the Final Calculation Day, the Maturity Date will be the later of (i) the initial Maturity Date and (ii) three business days after the Final Calculation Day as postponed.
Changes in the price of one Basket Component may be offset by changes in the price of the other Basket Component. The Securities are linked to a Basket. Changes in the price of one Basket Component may not correlate with changes in the price of the other Basket Component. The prices of one Basket Component may increase, while the price of the other Basket Component may decrease or not increase as much. Therefore, in calculating the value of the Basket, increases in the price of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the price of the other Basket Component.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket of Two Exchange-Traded Funds due May 4, 2027
Any payment on the Securities is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the Securities. The Securities are our senior unsecured debt securities. Any payment on the Securities will be fully and unconditionally guaranteed by the Guarantor. The Securities are not guaranteed by any entity other than the Guarantor. As a result, your receipt of the payment on an automatic call or the Maturity Payment Amount at maturity will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Securities on the applicable payment date, regardless of the value of the Basket as compared to the Starting Value or Threshold Value, as applicable. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the Pricing Date of the Securities. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Securities.
In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date of your Securities may adversely affect the market value of the Securities. However, because your return on the Securities depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the value of the Basket, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Securities.
We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Securities in the ordinary course. Therefore, our ability to make payments on the Securities may be limited.
Valuation- and Market-related Risks

The public offering price you pay for the Securities will exceed their initial estimated value. The range of initial estimated values of the Securities that is provided on the cover page of this preliminary pricing supplement, and the initial estimated value as of the Pricing Date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Securities. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the prices of the Basket Components and the value of the Basket, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in "Structuring the Securities" below. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.
The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates or WFS or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time. The value of your Securities at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Basket, our and BAC’s creditworthiness and changes in market conditions.
We cannot assure you that a trading market for your Securities will ever develop or be maintained. We will not list the Securities on any securities exchange. We cannot predict how the Securities will trade in any secondary market or whether that market will be liquid or illiquid.
The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The following factors are expected to affect the value of the Securities: prices of the Basket Components at such time; volatility of the Basket Components; economic and other conditions generally; interest rates; dividend yields; exchange rate movements and volatility; our and the Guarantor’s financial condition and creditworthiness; and time to maturity.
Conflict-related Risks
Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may affect your return on the Securities and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may buy or sell shares or units of the Basket Components or the securities held by or included in the Basket Components, or futures or options contracts on the Basket Components or those securities, or other listed or over-the-counter derivative instruments linked to the Basket Components or those securities. While we, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may from time to time own securities represented by the Basket Components, we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, do not control any company included in the Basket Components, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, or WFS and its affiliates, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Securities. These

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket of Two Exchange-Traded Funds due May 4, 2027
transactions may present a conflict of interest between your interest in the Securities and the interests we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the prices of the Basket Components (and thus the value of the Basket) in a manner that could be adverse to your investment in the Securities. On or before the Pricing Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf, and WFS and its affiliates (including for the purpose of hedging some or all of our anticipated exposure in connection with the Securities), may affect the prices of the Basket Components. Consequently, the prices of the Basket Components and, therefore, the Basket may change subsequent to the Pricing Date, which may adversely affect the market value of the Securities.
We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, also expect to engage in hedging activities that could affect the prices of the Basket Components on the Pricing Date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Securities prior to maturity, and may affect the amounts to be paid on the Securities. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may purchase or otherwise acquire a long or short position in the Securities and may hold or resell the Securities. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the prices of the Basket Components, the market value of your Securities prior to maturity or the amounts payable on the Securities.
If WFS, BofAS or an affiliate of either selling agent participating as a dealer in the distribution of the Securities conducts hedging activities for us in connection with the Securities, such selling agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or fee received in connection with the sale of the Securities to you. This additional projected profit may create a further incentive for the selling agents or participating dealers to sell the Securities to you.
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Securities and, as such, will make a variety of determinations relating to the Securities, including the amounts that will be paid on the Securities. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.
Basket Component-related Risks
Any payments on the Securities and whether the Securities are automatically called will depend upon the performance of the Basket Components, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.
●	Changes that affect a Basket Component or its respective fund underlying index may adversely affect the value of the Securities and any payments on the Securities.
●	We and our affiliates have no affiliation with any fund sponsor or fund underlying index sponsor and have not independently verified their public disclosure of information.
●	Risks associated with an applicable fund underlying index will affect the value of that Basket Component and hence the value of the Basket and the value of Securities.
The Securities are subject to risks associated with the oil services sector. The equity securities included in the OIH’s fund underlying index and that are generally tracked by the OIH are common stocks of companies involved in oil services. The shares of the OIH may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector.
Because the OIH invests in common stocks of companies that are involved in the oil industry, the shares of the OIH are subject to certain risks associated with such companies. The profitability of companies in the oil services sector is related to worldwide energy prices, including all sources of energy, and exploration and production costs. The price of energy, the earnings of companies in the oil services sector, and the value of these companies’ securities, have recently experienced significant volatility. Additionally, the price of oil has also recently experienced significant volatility, which may materially impact companies operating in the oil services sector. These companies are also subject to risks of changes in exchange rates and the price of oil and gas, changes in prices for competitive energy services, changes in the global supply of and demand for oil and gas, the imposition of import controls, world events, actions of the Organization of Petroleum Exporting Countries, negative perception and publicity, depletion of resources and general economic conditions, development of alternative energy sources, energy conservation efforts, technological developments and labor relations, as well as market, economic, social and political risks of the countries where oil services companies are located or do business. The values of securities of oil services companies are subject to swift price and supply fluctuations caused by events relating to international politics, including political instability, expropriation, social unrest and acts of war, energy conservation, the success of exploration projects and tax and other governmental regulatory policies. Oil services companies operate in a highly competitive and cyclical industry, with intense price competition.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket of Two Exchange-Traded Funds due May 4, 2027
The oil services sector is exposed to significant and numerous operating hazards. Oil services companies’ operations are subject to hazards inherent in the oil and gas industry, such as fire, explosion, blowouts, loss of well control, oil spills, pipeline and equipment leaks and ruptures and discharges or releases of toxic or hazardous gases. Oil and gas exploration and production can be significantly affected by natural disasters and adverse weather conditions in the regions in which they operate. The revenues of oil services companies may be negatively affected by contract termination and renegotiation. In the oil services sector, it is customary for contracts to provide for either automatic termination or termination at the option of the customer if the drilling unit is destroyed or lost or if drilling operations are suspended for a specified period of time as a result of events beyond the control of either party or because of equipment breakdowns. In periods of depressed market conditions, the customers of oil services companies may not honor the terms of existing contracts and may terminate contracts or seek to renegotiate contract rates and terms to reduce their obligations. Oil services companies are subject to, and may be adversely affected by, extensive federal, state, local and foreign laws, rules and regulations.
Oil services companies may also be adversely affected by environmental damage claims and other types of litigation. Laws and regulations protecting the environment may expose oil services companies to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed. Changes to environmental protection laws, including the implementation of policies with less stringent environmental protection standards and those geared away from sustainable energy development, could lead to fluctuations in supply, demand and prices of oil and gas. The international operations of oil services companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in interest rates, changes in foreign regulations and other risks inherent to international business. Additionally, changes to U.S. trading policies could cause friction with certain oil producing countries and between the governments of the United States and other major exporters of oil to the United States. Some of the companies in the oil services sector are engaged in other lines of business unrelated to oil services, and they may experience problems with these lines of business which could adversely affect their operating results. The operating results of these companies may fluctuate as a result of these additional risks and events in the other lines of business. In addition, a company’s ability to engage in new activities may expose it to business risks with which it has less experience than it has with the business risks associated with its traditional businesses. Despite a company’s possible success in traditional oil services activities, there can be no assurance that the other lines of business in which these companies are engaged will not have an adverse effect on a company’s business or financial condition. It is not possible to predict the aggregate effect of all or any combination of these factors.
The stocks held by the OIH are concentrated in one sector. The OIH holds securities issued by companies in the oil services sector. As a result, some of the stocks that will determine the performance of the Securities are concentrated in one sector. Although an investment in the Securities will not give holders any ownership or other direct interests in the securities held by the OIH, the return on an investment in the Securities will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the Securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.
An investment in the Securities is subject to risks associated with investing in stocks in the gold mining industry. All or substantially all of the equity securities held by the GDX are issued by companies whose primary line of business is directly associated with the gold mining industry. As a result, the value of the Securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting these industries than a different investment linked to securities of a more broadly diversified group of issuers. Investments related to gold are considered speculative and are affected by a variety of factors. Competitive pressures may have a significant effect on the financial condition of gold mining companies. Also, gold mining companies are highly dependent on the price of gold bullion, and may be adversely affected by a variety of worldwide economic, financial and political factors. The price of gold has fluctuated in recent years and may continue to fluctuate substantially over short periods of time so the trading price of the shares of the GDX may be more volatile than other types of investments. Fluctuation in the prices of gold may be due to a number of factors, including changes in inflation and changes in industrial and commercial demand for metals. Additionally, increased environmental or labor costs may depress the value of metal investments. In times of significant inflation or great economic uncertainty, gold, silver and other precious metals may outperform traditional investments such as bonds and stocks. However, in times of stable economic growth, traditional equity and debt investments could offer greater appreciation potential and the value of gold, silver and other precious metals may be adversely affected, which could in turn affect the GDX’s returns. If a natural disaster or other event with a significant economic impact occurs in a region where the companies in which the GDX invests operate, that disaster or event could negatively affect the profitability of these companies and, in turn, the GDX’s investment in them. These factors could affect the gold mining industry and could affect the value of the equity securities held by the GDX and the price of the GDX during the term of the Securities, which may adversely affect the value of your Securities.
In addition, the GDX is classified as “non-diversified” under the Investment Company Act of 1940, as amended. A non-diversified fund generally may invest a larger percentage of its assets in the securities of a smaller number of issuers. As a result, the GDX may be more susceptible to the risks associated with these particular companies, or to a single economic, political or regulatory occurrence affecting these companies.
An investment in the Securities is subject to risks associated with foreign securities markets, including emerging markets. Some of the securities held by the GDX are issued by foreign companies and you should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket of Two Exchange-Traded Funds due May 4, 2027
The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.
In addition, the GDX may include companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
The securities included in the GDX may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the Fund Closing Price of the GDX which could, in turn, adversely affect the value of the Securities.
The Securities are subject to foreign currency exchange rate risk. The GDX holds securities traded outside of the United States. The GDX's share price will fluctuate based upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the securities held by the GDX are traded. Accordingly, investors in the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the securities held by the GDX are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the GDX will be adversely affected and the price of the GDX may decrease.
The stocks held by the GDX are concentrated in one sector. The GDX holds securities issued by companies in the gold miners sector. As a result, some of the stocks that will determine the performance of the Securities are concentrated in one sector. Although an investment in the Securities will not give holders any ownership or other direct interests in the securities held by the GDX, the return on an investment in the Securities will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the Securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.
The performance of a Basket Component may not correlate with the performance of its fund underlying index as well as the net asset value per share or unit of the Basket Component, especially during periods of market volatility. The performance of a Basket Component and that of its fund underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of a Basket Component may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its fund underlying index. This could be due to, for example, a Basket Component not holding all or substantially all of the underlying assets included in its fund underlying index and/or holding assets that are not included in its fund underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the Basket Component, differences in trading hours between the Basket Component (or the underlying assets held by the Basket Component) and its fund underlying index, or other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant. In addition, because the shares or units of each Basket Component are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share or unit of a Basket Component may differ from its net asset value per share or unit; shares or units of the Basket Component may trade at, above, or below its net asset value per share or unit. During periods of market volatility, securities held by a Basket Component may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share or unit of the Basket Component and the liquidity of the Basket Component may be adversely affected. Market volatility may also disrupt the ability of market participants to trade shares or units of the Basket Component. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares or units of the Basket Component. As a result, under these circumstances, the market value of shares or units of the Basket Component may vary substantially from the net asset value per share or unit of the Basket Component.
The anti-dilution adjustments will be limited. The calculation agent may adjust the Adjustment Factor of a Basket Component and other terms of the Securities to reflect certain actions by a Basket Component, as described in the section “General Terms of the Securities—Anti-Dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement. The calculation agent will not be required to make an adjustment for every event that may affect a Basket Component and will have broad discretion to determine whether and to what extent an adjustment is required.
Tax-related Risks
The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.  See “U.S. Federal Income Tax Summary” below and “U.S. Federal Income Tax Summary” beginning on page PS-36 of the accompanying product supplement.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket of Two Exchange-Traded Funds due May 4, 2027
Hypothetical Examples and Returns
The payout profile, hypothetical returns and examples below illustrate hypothetical payments upon an automatic call or at maturity for a $1,000 principal amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent either actual Initial Basket Component Price. The hypothetical Initial Basket Component Price of 100.00 for each Basket Component has been chosen for illustrative purposes only and does not represent the actual Initial Basket Component Price of either Basket Component. The actual Initial Basket Component Price for each Basket Component will be determined on the Pricing Date and will be set forth under “Terms of the Securities” above. For historical data regarding the actual closing prices of the Basket Components, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the Securities for $1,000 per Security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual amount you receive at stated maturity or upon automatic call and the resulting pre-tax total rate of return will depend on the actual terms of the Securities.
Hypothetical Call Premiums:
11.40% for the first Call Date, 22.80% for the second Call Date and 34.20% for the third Call Date  (assuming that a Call Premium is equal to the lowest possible Call Premium that will be determined on the Pricing Date)

Hypothetical Initial Basket Component Price:	For each Basket Component, 100.00
Starting Value:	100.00
Threshold Value:	90.00 (90% of the Starting Value)
Hypothetical Payout Profile

Hypothetical Payment at Maturity
Basket
First Call Date
Second Call Date
Third Call Date
Third Call Date (Call Premium: 34.20%)
Second Call Date (Call Premium: 22.80%)
First Call Date (Call Premium: 11.40%)
10% Buffer
Security Return
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
-10%
0%
20%
40%
60%
Hypothetical Percentage Change in the the Basket Closing Level from Pricing Date to Applicable Call Date

1313

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket of Two Exchange-Traded Funds due May 4, 2027

Hypothetical Payments at Stated Maturity (Continued)
Hypothetical Returns
If the Securities are automatically called:

Hypothetical Call Date on which Securities are automatically called	Hypothetical payment per Security on related Call Settlement Date	Hypothetical pre-tax total rate of return
1st Call Date	$1,114.00	11.40%
2nd Call Date	$1,228.00	22.80%
3rd Call Date	$1,342.00	34.20%
If the Securities are not automatically called:

Hypothetical Ending Value	Hypothetical percentage change from the Starting Value to the hypothetical Ending Value	Hypothetical Maturity Payment Amount per Security	Hypothetical pre-tax total rate of return
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
89.00	-11.00%	$990.00	-1.00%
80.00	-20.00%	$900.00	-10.00%
75.00	-25.00%	$850.00	-15.00%
50.00	-50.00%	$600.00	-40.00%
25.00	-75.00%	$350.00	-65.00%
0.00	-100.00%	$100.00	-90.00%
Hypothetical Examples Of Payment Upon An Automatic Call Or At Maturity
Example 1. The Basket Closing Value on the first Call Date is greater than the Starting Value, and the Securities are automatically called on the first Call Date:
	VanEck® Gold Miners ETF	VanEck® Oil Services ETF
Hypothetical Initial Basket Component Price:	100.00	100.00
Hypothetical Fund Closing Price on first Call Date:	125.00	130.00
Hypothetical Basket Component Return on first Call Date:	25.00%	30.00%
Based on the hypothetical Basket Component Returns set forth above, the hypothetical Basket Closing Value on the first Call Date would equal:
100 × [1 + ((25.00% × 50.00%) + (30.00% × 50.00%))]
= 127.50
Because the hypothetical Basket Closing Value on the first Call Date is greater than the Starting Value and the Securities are automatically called on the first Call Date, you will receive on the related Call Settlement Date the principal amount of your Securities plus a Call Premium of 11.40% of the principal amount. Even though the Basket appreciated by 27.50% from the Starting Value to its Basket Closing Value on the first Call Date in this example, your return is limited to the Call Premium of 11.40% that is applicable to such Call Date.
On the Call Settlement Date, you would receive $1,114.00 per Security.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket of Two Exchange-Traded Funds due May 4, 2027

Hypothetical Payments at Stated Maturity (Continued)
Example 2. The Securities are not automatically called prior to the last Call Date (the Final Calculation Day). The Basket Closing Value on the Final Calculation Day is greater than the Starting Value, and the Securities are automatically called:
	VanEck® Gold Miners ETF	VanEck® Oil Services ETF
Hypothetical Initial Basket Component Price:	100.00	100.00
Hypothetical Fund Closing Price on Call Dates prior to the Final Calculation Day:	Various (all below its Initial Basket Component Price)	Various (all below its Initial Basket Component Price)
Hypothetical Fund Closing Price on the Final Calculation Day:	150.00	130.00
Hypothetical Basket Component Return on the Final Calculation Day:	50.00%	30.00%
Based on the hypothetical Basket Component Returns set forth above, the hypothetical Ending Value would equal:
100 × [1 + ((50.00% × 50.00%) + (30.00% × 50.00%))]
= 140.00
Because the hypothetical Basket Closing Value on each Call Date prior to the last Call Date (which is the Final Calculation Day) is less than the Starting Value, the Securities are not called prior to the Final Calculation Day. Because the hypothetical Basket Closing Value on the Final Calculation Day is greater than the Starting Value, the Securities are automatically called and you will receive on the related Call Settlement Date (which is the Maturity Date) the principal amount of your Securities plus a Call Premium of 34.20% of the principal amount.
On the Call Settlement Date (which is the Maturity Date), you would receive $1,342.00 per Security
Example 3. The Securities are not automatically called. The Ending Value is less than the Starting Value but greater than the Threshold Value and the Maturity Payment Amount is equal to the principal amount:
	VanEck® Gold Miners ETF	VanEck® Oil Services ETF
Hypothetical Initial Basket Component Price:	100.00	100.00
Hypothetical Fund Closing Price on Call Dates prior to the Final Calculation Day:	Various (all below its Initial Basket Component Price)	Various (all below its Initial Basket Component Price)
Hypothetical Fund Closing Price on the Final Calculation Day:	90.00	103.00
Hypothetical Basket Component Return on the Final Calculation Day:	-10.00%	3.00%
Based on the hypothetical Basket Component Returns on the Final Calculation Day set forth above, the hypothetical Ending Value would equal:
100 × [1 + ((-10.00% × 50.00%) + (3.00% × 50.00%))]
= 96.50
Because the hypothetical Basket Closing Value on each Call Date prior to the Final Calculation Day is less than the Starting Value, the Securities are not automatically called on any Call Date prior to the Final Calculation Day. In addition, the hypothetical Ending Value on the Final Calculation Day is 96.50, which is less than the Starting Value and the Securities are not automatically called on the Final Calculation Day. Because the hypothetical Ending Value is less than the Starting Value, but not by more than the buffer amount of 10.00%, you would receive the principal amount of your Securities at maturity.
On the Maturity Date, you would receive $1,000.00 per Security.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket of Two Exchange-Traded Funds due May 4, 2027

Hypothetical Payments at Stated Maturity (Continued)
Example 4. The Securities are not automatically called. The Ending Value is less than the Threshold Value and the Maturity Payment Amount is less than the principal amount:
	VanEck® Gold Miners ETF	VanEck® Oil Services ETF
Hypothetical Initial Basket Component Price:	100.00	100.00
Hypothetical Fund Closing Price on Call Dates prior to the Final Calculation Day:	Various (all below its Initial Basket Component Price)	Various (all below its Initial Basket Component Price)
Hypothetical Fund Closing Price on the Final Calculation Day:	20.00	110.00
Hypothetical Basket Component Return on the Final Calculation Day:	-80.00%	10.00%
Based on the hypothetical Basket Component Returns on the Final Calculation Day set forth above, the hypothetical Ending Value would equal:
100 × [1 + ((-80.00% × 50.00%) + (10.00% × 50.00%))]
= 65.00
Because the hypothetical Basket Closing Value on each Call Date prior to the Final Calculation Day is less than the Starting Value, the Securities are not automatically called on any Call Date prior to the Final Calculation Day. In addition, the hypothetical Ending Value on the Final Calculation Day is 65.00, which is less than the Starting Value and the Securities are not automatically called on the Final Calculation Day.
In this example, the hypothetical Fund Closing Price of the VanEck® Gold Miners ETF is less than its applicable Initial Basket Component Price, while the hypothetical Fund Closing Price of the VanEck® Oil Services ETF on the Final Calculation Day is greater than its applicable Initial Basket Component Price.
Because the Basket is equally weighted, increases in one Basket Component will be offset by decreases in another Basket Component. In this example, the large decline in the VanEck® Gold Miners ETF results in the hypothetical Ending Value being less than the Threshold Value even though the VanEck® Oil Services ETF increased.
Because the hypothetical Ending Value is less than the Starting Value by more than the buffer amount of 10.00%, you would lose a portion of the principal amount of your Securities and would be paid a Maturity Payment Amount equal to:

On the Maturity Date, you would receive $750.00 per Security, resulting in a loss of 25.00%.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket of Two Exchange-Traded Funds due May 4, 2027
All disclosures contained in this pricing supplement regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the investment advisor to each of the GDX and the OIH (the “Investment Advisor”). The Investment Advisor, which licenses the copyright and all other rights to the respective Basket Components, has no obligation to continue to publish, and may discontinue publication of, a Basket Component. The consequences of the Investment Advisor discontinuing publication of any Basket Component are discussed in “General Terms of the Securities—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation" in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of any Basket Component or any successor fund. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Basket Components. You should make your own investigation into the Basket Components.

The VanEck® Gold Miners ETF
We have derived the following information from publicly available documents published by VanEck ETF Trust (the “Trust”) (or, with respect to its fund underlying index, NYSE Arca).
Information provided to or filed with the SEC relating to the GDX under the Securities Exchange Act of 1934, as amended, can be located by reference to its Central Index Key, or CIK, 0001137360 through the SEC’s website at www.sec.gov. Additional information about the GDX may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not made any independent investigation as to the accuracy or completeness of such information.
The GDX is an investment portfolio maintained, managed and advised by the Trust. The GDX is an exchange traded fund that trades on NYSE Arca under the ticker symbol “GDX.” The GDX seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index (“GDMNTR”), its fund underlying index. The GDX utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the GDMNTR by investing in a portfolio of securities that generally replicates the GDMNTR. The GDX will normally invest at least 80% of its total assets in common stocks that comprise the GDMNTR.
The NYSE Arca Gold Miners Index
The GDMNTR is a modified market capitalization weighted index comprised of securities issued by publicly traded companies involved primarily in the mining of gold or silver. The GDMNTR is calculated, maintained and published by ICE Data Indices, LLC (“IDI”), the index sponsor.
Eligibility Criteria for Index Components
The GDMNTR includes common stocks, American Depositary Receipts or Global Depositary Receipts of selected companies that are involved in mining for gold and silver and that are listed for trading and electronically quoted on a major stock market that is accessible by foreign investors. Generally, this includes exchanges in most developed markets and major emerging markets, and includes companies that are cross-listed, i.e., both U.S. and Canadian listings. IDI will use its discretion to avoid exchanges and markets that are considered “frontier” in nature or have major restrictions to foreign ownership. The universe of companies eligible for inclusion in the GDMNTR will specifically include those companies that derive at least 50% of their revenues from gold mining and related activities (40% for companies that are already included in the GDMNTR). Also, the GDMNTR will maintain an exposure to companies with a significant revenue exposure to silver mining in addition to gold mining, which will not exceed 20% of the GDMNTR weight at each rebalance.
Further, both streaming companies and royalty companies are eligible for inclusion in the GDMNTR. Companies that have not yet commenced production are also eligible for inclusion in the GDMNTR, provided that they have tangible revenues that are related to the mining of either gold or silver ore. There are no restrictions imposed on the index universe in how much a particular company has hedged in gold or silver production via futures, options or forward contracts.
Only companies with a market capitalization of greater than $750 million that have an average daily trading volume of at least 50,000 shares over the past three months and an average daily value traded of at least $1 million over the past three months are eligible for inclusion in the GDMNTR. A buffer is enforced for companies already in the GDMNTR. For companies already included in the GDMNTR, the market capitalization requirement at each rebalance is $450 million, the average daily volume requirement is at least 30,000 shares over the past three months and the average daily value traded requirement is at least $600,000 over the past three months.
IDI has the discretion to not include all companies that meet the minimum criteria for inclusion.
Calculation of the GDMNTR

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The GDMNTR is calculated by IDI on a net total return basis. The calculation is based on the current modified market capitalization divided by a divisor. The divisor was determined on the initial capitalization base of the GDMNTR and the base level and may be adjusted as a result of corporate actions and composition changes, as described below. The level of the GDMNTR was set at 500.00 on December 19, 2002, which is the index base date. The GDMNTR is calculated using the following formula:

Where:
      t = Index Calculation Date t;
      D ntr,t  = the Index Divisor on Index Calculation Date t;
      P i,t  = Price (in the Index Base Currency) of Index Constituent i on Index Calculation Date t;
      Q i,t  = number of Shares of Index Constituent i on Index Calculation Date t;
Index Maintenance
Quarterly Index Rebalances
The GDMNTR is reviewed quarterly so that the selection and weightings of the constituents continues to reflect as closely as possible the GDMNTR’s objective of measuring the performance of highly capitalized companies in the gold mining industry. IDI may at any time and from time to time change the number of securities comprising the GDMNTR by adding or deleting one or more securities, or replacing one or more securities contained in the GDMNTR with one or more substitute securities of its choice, if, in IDI’s discretion, such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the GDMNTR. A company will be removed from the GDMNTR during the quarterly review if either (1) its market capitalization falls below $450 million or (2) its average daily trading volume for the previous three months is less than 30,000 shares and its average daily traded value for the previous three months is less than $600,000.
Weightings at Quarterly Index Rebalances
At the time of the quarterly rebalance, the component security weights (also referred to as the multiplier or share quantities of each component security) will be modified to conform to the following asset diversification requirements:
1.	the weight of any single component security may not account for more than 20% of the total value of the GDMNTR;
2.
the component securities are split into two subgroups-large and small, which are ranked by unadjusted market capitalization weight in the GDMNTR. Large securities are defined as having a starting index weight greater than or equal to 5%. Small securities are defined as having a starting index weight below 5%; and

3.	the final aggregate weight of those component securities which individually represent more than 4.5% of the total value of the GDMNTR may not account for more than 45% of the total index value.
The weights of the components securities (taking into account expected component changes and share adjustments) are modified in accordance with the GDMNTR’s diversification rules.
Diversification Rule 1: If any component stock exceeds 20% of the total value of the GDMNTR, then all stocks greater than 20% of the GDMNTR are reduced to represent 20% of the value of the GDMNTR. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the index value and the redistribution is repeated.
Diversification Rule 2: The components are sorted into two groups, large are components with a starting index weight of 5% or greater and small are components with a weight of under 5% (after any adjustments for Diversification Rule 1). If there are no components that classify as large components after Diversification Rule 1 is run, then Diversification Rule 2 is not executed. Alternatively, if the starting aggregate weight of the large components after Diversification Rule 1 is run is not greater than 45% of the starting index weight, then Diversification Rule 2 is not executed. If Diversification Rule 2 is executed, then the large group will represent in the aggregate 45% and the small group will represent 55% in the aggregate of the final index weight. This will be adjusted through the following process: The weight of each of the large stocks will be scaled down proportionately (with a floor of 5%) so that the aggregate weight of the large components will be reduced to represent 45% of the GDMNTR. If any large component stock falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 5% and the components with weights greater than 5% will be reduced proportionately. The weight of each of the small components will be

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scaled up proportionately from the redistribution of the large components. If any small component stock exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 4.5%. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.
Changes to the GDMNTR composition and/or the component security weights in the GDMNTR are determined and announced prior to taking effect. These changes typically become effective after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance.
Corporate Action-Related Adjustments
The GDMNTR may be adjusted in order to maintain the continuity of the index level and the composition. The underlying aim is that the index continues to reflect as closely as possible the value of the underlying portfolio. Adjustments take place in reaction to events that occur with constituents, in order to mitigate or eliminate the effect of that event on the GDMNTR.
The Index Divisor will be adjusted for corporate actions and any additions, deletions and share changes, as described in more detail below. The Index Divisor is calculated as follows:

Where:
t = Index Calculation Date t;
D ntr,t  = the Index Divisor on Index Calculation Date t;
APC i,t = the Adjusted Previous Close Price (for net dividends going ex-dividend on Index Calculation Date t and corporate actions, and denominated in the Index Base Currency) of Index Constituent i on Index Calculation Date t;
Q i,t  = number of Shares of Index Constituent i on Index Calculation Date t;
Index(NTR) t-1 = the Underlying Index Level from Date t-1;
Adjustments take place in reaction to events that occur with constituents in order to mitigate or eliminate the effect of that event on the performance of the GDMNTR as follow:
(1)
Removal of constituents. Any stock deleted from the GDMNTR as a result of a corporate action such as a merger, acquisition, spin-off, delisting or bankruptcy is typically not replaced with a new constituent. The total number of stocks in the GDMNTR is reduced by one every time a company is deleted. In certain circumstances, IDI may decide to add another constituent into the GDMNTR as a result of the pending removal of a current constituent. If a company is removed from the GDMNTR, the divisor will be adapted to maintain the index level.

a.
Mergers and acquisitions. In the event that a merger or acquisition occurs between members of the GDMNTR, the acquired company is deleted and its market capitalization moves to the acquiring company’s stock. In the event that only one of the parties to a merger or acquisition is a member of the GDMNTR, an acquiring member of the GDMNTR continues as a member of the GDMNTR and its shares will be adjusted at the next rebalance while an acquired member of the GDMNTR is removed from the GDMNTR and its market capitalization redistributed proportionately across the remaining constituents via a divisor adjustment, and the acquiring company may be considered for inclusion at the next rebalance.

b.
Suspensions and company distress. Immediately upon a company’s filing for bankruptcy, an announcement will be made to remove the constituent from the GDMNTR effective for the next trading day. If the constituent is trading on an over-the-counter market, the last trade or price on that market is utilized as the deletion price on that day. If the stock does not trade on the relevant exchange between the bankruptcy announcement and the current index business day, the stock may be deleted from the GDMNTR with a presumed market value of $0.

c.	Split-up / spin-off. The closing price of the index constituent is adjusted by the value of the spin-off and the shares of the index constituent will not be adjusted.
(2)
Dividends. The GDMNTR will be adjusted for dividends that are special. To determine whether a dividend should be considered a special dividend, the compiler will use the following criteria: (a) the declaration of a dividend additional to those dividends declared as part of a company’s normal results and dividend reporting cycle; or (b) the identification of an element of a dividend paid in line with a company’s normal results and dividend reporting cycle as an element that is unambiguously additional to the company’s normal payment.

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(3)
Rights issues and other rights. In the event of a rights issue, the price is adjusted for the value of the right before the open on the ex-date, and the shares are increased to maintain the constituent’s existing weighting within the GDMNTR. The adjustment assumes that the rights issue is fully subscribed. The amount of the price adjustment is determined from the terms of the rights issue, including the subscription price, and the price of the underlying security. IDI shall only enact adjustments if the rights represent a positive value, or are in-the-money, or, alternatively, represent or can be converted into a tangible cash value.

(4)
Bonus issues, stock splits and reverse stock splits. For bonus issues, stock splits and reverse stock splits, the number of shares included in the GDMNTR will be adjusted in accordance with the ratio given in the corporate action. Since the event won’t change the value of the company included in the GDMNTR, the divisor will not be changed because of this.

(5)	Changes in number of shares. Changes in the number of shares outstanding, typically due to share repurchases, tenders or offerings, will not be reflected in the GDMNTR.
Other Adjustments
In cases not expressly covered by the rules governing the GDMNTR, operational adjustments will take place along the lines of the aim of the GDMNTR. Operational adjustments may also take place if, in IDI’s opinion, it is desirable to do so to maintain a fair and orderly market in derivatives on the GDMNTR and/or is in the best interests of the investors in products based on the GDMNTR and/or the proper functioning of the markets. Any such modifications or exercise of expert judgment will also be governed by any applicable policies, procedures and guidelines in place by IDI at such time.

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Historical Performance of the GDX
The following graph sets forth the daily historical performance of the GDX in the period from January 2, 2019 through April 25, 2024. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 25, 2024, the closing price of the GDX was $34.33.
This historical data on the GDX is not necessarily indicative of the future performance of the GDX or what the value of the Securities may be. Any historical upward or downward trend in the price of the GDX during any period set forth above is not an indication that the price of the GDX is more or less likely to increase or decrease at any time over the term of the Securities.
Before investing in the Securities, you should consult publicly available sources for the prices of the GDX.

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The VanEck® Oil Services ETF
The shares of the VanEck® Oil Services ETF are issued by the VanEck® ETF Trust, a registered open-end management investment company. The OIH seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® U.S. Listed Oil Services 25 Index, its fund underlying index. However, because the Securities are linked only to the share price of the OIH, you will not be entitled to receive income, dividend, or capital gain distributions from the OIH or any equivalent payments. The shares of the VanEck® Oil Services ETF are listed on the NYSE Arca, Inc. under the ticker symbol “OIH.”
The shares of the OIH are registered under the Exchange Act. Accordingly, information filed with the SEC relating to the OIH, including its periodic financial reports, may be found on the SEC’s website.
The MVIS® US Listed Oil Services 25 Index
The MVIS® US Listed Oil Services 25 Index (“MVOIH”) is designed to track the performance of the largest and most liquid U.S.-listed companies that derive at least 50% (25% for current components) of their revenues from oil services to the upstream oil sector. The MVOIH was launched on August 12, 2011 with a base index value of 1,000 as of September 29, 2000. The MVIS® US Listed Oil Services 25 Index is reported by Bloomberg L.P. under the ticker symbol “MVOIH.”
Index Composition and Maintenance
Index Universe
The index universe for the MVOIH includes only common stocks and stocks with similar characteristics from financial markets that are freely investable for foreign investors and that provide real-time and historical component and currency pricing. Limited partnerships are excluded. Companies from financial markets that are not freely investable for foreign investors or that do not provide real-time and historical component and currency pricing may still be eligible if they have a listing on an eligible exchange and if they meet all the size and liquidity requirements on that exchange. Only stocks that have a full market capitalization exceeding US$50 million are eligible for the index universe.
Investable Index Universe
Only companies with a free float (or shares available to foreign investors) of 5% or more for existing index components or 10% or more for new components are eligible for inclusion in the MVOIH. In addition, stocks that are currently not in the MVOIH must meet the following size and liquidity requirements:
●	a full market capitalization exceeding US$150 million;
●	a three-month average-daily-trading volume of at least US$1 million at the current review and also at the previous two reviews; and
●	at least 250,000 shares traded per month over the last six months at the current review and also at the previous two reviews.
For stocks already in the MVOIH, the following applies:
●	a full market capitalization exceeding US$75 million;
●	a three-month average-daily-trading volume of at least US$0.2 million in at least two of the latest three quarters (current review and also at the previous two reviews); and
●
a three-month average-daily-trading volume of at least US$0.6 million at current review or at one of the previous two reviews; or at least 200,000 shares traded per month over the last six months at the current review or at one of the previous two reviews.

In case the number of investable stocks drops below the minimum component number for the MVOIH, additional companies are flagged eligible by MVIS’s decision until the number of eligible stocks equals the minimum component count.
Only one share line of each company is eligible. In case more than one share line fulfills the above size and liquidity rules, only the largest share line by free float market capitalization is eligible. MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide for a different share line.
In case the free float market capitalization of a non-component share line:
●	exceeds the free float market capitalization of a share line of the same company which is an index component by at least 25%; and
●	fulfills all size and liquidity eligibility criteria for non-components,
The current component share line will be replaced by the larger one. MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide to keep the current share line instead.

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Index Constituent Selection
The MVOIH is reviewed on a semi-annual basis in March and September. The target coverage of the MVOIH is 25 companies from the investable universe that are U.S. exchange-listed companies that derive at least 50% (25% for current components) of their revenues from the relevant sector or sectors for the MVOIH. The constituents of the MVOIH are selected using the following procedure:
1)
The largest 50 stocks (by full market capitalization) from the investable universe that are U.S. exchange-listed companies that derive at least 50% (25% for current components) of their revenues from the relevant sector or sectors for the MVOIH qualify.

2)
The 50 stocks are ranked in two different ways — by free float market capitalization in descending order (the largest company receives rank “1”) and then by three-month average-daily-trading volume in descending order (the most liquid company receives rank “1”). These two ranks are added up.

3)	The 50 stocks are then ranked by the sum of their two ranks in Step 2 in ascending order. If two companies have the same sum of ranks, the larger company is placed on top.
a)	Initially, the highest ranked 25 companies made up the MVOIH.
b)
On-going, a 10-40 buffer is applied: the highest ranked 10 companies qualify. The remaining 15 companies are selected from the highest ranked remaining current index components ranked between 11 and 40. If the number of selected companies is still below 25, then the highest ranked remaining stocks are selected until 25 companies have been selected.

In addition to the periodic reviews, the MVOIH is continually reviewed for corporate events (e.g., mergers, takeovers, spin-offs, delistings and bankruptcies) that affect the index components.
Review Schedule
The reviews for the MVOIH are based on the closing data on the last business day in February and August. If a company does not trade on the last business day in February or August, the last available price for this company will be used.
The fund underlying index data (e.g., new number of shares, new free-float factors and new weighting cap factors) is announced on the second Friday in March or September. The weighting cap factors are based on closing data of the Wednesday prior to the second Friday in March or September. Changes to the MVOIH are implemented and based on the closing prices of the third Friday in March or September. If the third Friday is not a business day, then the review will take place on the last business day before the third Friday. If a constituent of the MVOIH does not trade on the third Friday in March or September, then the last available price for that index constituent will be used. Changes become effective on the next business day. The component changes to the MVOIH are announced on the second Friday in March or September.
Ongoing Maintenance
In addition to the periodic reviews, the MVOIH is continually reviewed for corporate events (e.g., mergers, takeovers, spin-offs, delistings and bankruptcies) that affect the MVOIH components.
Deletions. For all corporate events that result in a stock deletion from the MVOIH, the deleted stock will be replaced with the highest ranked non-component on the most recent selection list immediately only if the number of components in the MVOIH would drop below 20. The replacement stock will be added at the same weight as the deleted stock. Only in case the number of components drop below its minimum due to a merger of two or more index components, the replacement stock will be added with its free-float market capitalization, weighted with the capping factor of the uncapped components in the small-weight group of the weighting scheme. In all other cases (i.e., there is not replacement), the additional weight resulting from the deletion will be redistributed proportionally across all other components of the MVOIH.
Changes to Free-Float Factor and Number of Shares. Changes to the number of shares or the free-float factors due to corporate actions like stock dividends, splits, rights issues, etc. are implemented immediately and will be effective the next trading day (i.e., the ex-date). Simple share/float changes are implemented after a 3-day notice period.
Initial Public Offerings (IPOs) and Spin-Offs. An IPO stock is eligible for fast-track addition to the index universe for the Oil Services Index once; either at the next semi-annual review if it has been trading since at least the last trading day of the month prior to the review snapshot dates (i.e., the last trading day in February or August) or else at the then-following semi-annual review. In order to be added to the Oil Services Index the IPO stock has to meet the size and liquidity requirements:
●	the IPO must have a full market capitalization exceeding US$150 million;
●	the IPO must have a free-float factor of at least 10%;
●	the IPO must have an average-daily-trading volume of at least US$1 million; and
●	the IPO must have traded at least 250,000 shares per month (or per 22 days).
This rule is applicable for newly spun-off companies as well.

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Changes due to Mergers & Takeovers. A merger or takeover is deemed successful if it has been declared wholly unconditional and has received approval of all regulatory agencies with jurisdiction over the transaction. The result of a merger or takeover is typically one surviving stock and one or more non-surviving stocks that may not necessarily be de-listed from the respective trading system(s).
If a MVOIH component merges with or takes over another MVOIH component: The surviving stock remains in the MVOIH and the other stock is deleted immediately from the MVOIH. Its shares and float are adjusted according to the terms of the merger/takeover. The index market capitalization of the merged company corresponds to the market capitalization of the two separate companies.
If a MVOIH component merges with or takes over a non-MVOIH component: If the surviving stock meets the MVOIH requirements, then it remains in the MVOIH and its shares (if the share change is greater than 10%) and float are adjusted according to the terms of the merger/takeover. If the surviving stock does not meet the MVOIH requirements, then it is deleted immediately from the MVOIH.
If a non-MVOIH component merges with or takes over a MVOIH component: If the surviving stock meets the MVOIH requirements, then it will be added to the MVOIH (shares (if the share change is greater than 10%) and float adjusted according to the terms of the merger/takeover) and will replace the current MVOIH component. If the surviving stock does not meet the MVOIH requirements, then it will not be added to the MVOIH and the current MVOIH component is deleted immediately from the MVOIH.
Changes due to Spin-Offs. Each spin-off stock is immediately added to the MVOIH for at least two trading days. If a spin-off company does not qualify for the MVOIH, it will be deleted based on its closing price. Shares and floats of the surviving companies are adjusted according to the terms of the spin-off. In case the number of MVOIH components drops below the minimum component number and no non-component stock is eligible as a replacement, the determination of the addition is subject to MVIS’s decision.
Index Calculation
The value of MVOIH is calculated using the Laspeyres’ formula, rounded to two decimal places, with stock prices converted to U.S.
dollars:
where (for all stocks (i) in the MVOIH):
pi = stock price (rounded to four decimal places);
qi = number of shares;
ffi = free float factor (rounded to two decimal places);
fxi = exchange rate (local currency to U.S. Dollar) (rounded to 12 decimal places);
cfi = sector-weighting cap factor (if applicable, otherwise set to 1) (rounded to 16 decimal places);
M = free float market capitalization of the MVOIH; and
D = divisor (rounded to six decimal places).
Free Float
The MVOIH is free float-adjusted — that is, the number of shares outstanding is reduced to exclude closely held shares (amount larger than 5% of the company’s full market capitalization) from the index calculation. At times, other adjustments are made to the share count to reflect foreign ownership limits or sanctions. These are combined with the block-ownership adjustments into a single factor. To avoid unwanted double counting, either the block-ownership adjustment or the restricted stocks adjustment is applied, whichever produces the higher result. Free float factors are reviewed quarterly.
Company-Weighting Cap Factors
Companies in the MVOIH are weighted according to their free float market capitalization, as modified by the company-weighting cap factors. The MVOIH uses the company-weighting cap factors to ensure diversification to avoid overweighting. The company-weighting cap factors are reviewed quarterly and applied, if necessary. The following weighting scheme applies:
1)	All index components are weighted by their free float market capitalization.
2)
All companies exceeding 4.5% but at least the largest five companies and at the maximum the largest 10 companies are grouped together (so called “Large-Weights”). All other companies are grouped together as well (so called “Small-Weights”).

3)	The aggregated weighting of the Large-Weights is capped at 50%:
a)
Large-Weights: If the aggregated weighting of all companies in Large-Weight exceeds 50%, then a capping factor is calculated to bring the weighting down to 50%; at the same time, a second capping factor for the Small-Weights is

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calculated to increase the aggregated weight to 50%. These two factors are then applied to all companies in the Large-Weights or the Small-Weights respectively.
c)
Large-Weights: The maximum weight for any single stock is 20% and the minimum weighting is 5%. If a stock is above the maximum or below the minimum weight, then the weight will be reduced to the maximum weight or increased to the minimum weight and the excess weight will be re-distributed proportionally across all other remaining index constituents in the Large-Weights.

d)
Small-Weights: The maximum weight for any single stock is 4.5%. If a stock is above the maximum weight, then the weight will be reduced to the maximum weight and the excess weight will be re-distributed proportionally across all other remaining index constituents in the Small-Weights.

Divisor Adjustments
Index maintenance (reflecting changes in, e.g., shares outstanding, capital actions, addition or deletion of stocks to the MVOIH) should not change the level of the MVOIH. This is accomplished with an adjustment to the divisor. Any change to the stocks in the MVOIH that alters the total market value of the MVOIH while holding stock prices constant will require a divisor adjustment.
where ΔMC is the difference between closing market capitalization and adjusted closing market capitalization of the Oil Services Index.
Data Correction
Incorrect or missing input data will be corrected immediately.
Corporate Action Related Adjustments
Corporate actions range widely from routine share issuances or buy backs to unusual events like spin-offs or mergers. These are listed on the table below with notes about the necessary changes and whether the divisor will be adjusted. Implementation takes place on the ex-date.
Special cash dividend p i, adjusted = pi – (Dividend x (1 – Withholding Tax))	Divisor change: Yes
Split Shareholders receive “B” new shares for every “A” share held.	Divisor change: No
Rights offering Shareholders receive “B” new shares for every “A” share held. If the subscription-price is either not available or not smaller than the closing price, then no adjustment will be done.	Divisor change: Yes

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Stock dividend Shareholders receive “B” new shares for every “A” share held.	Divisor change: No
Stock dividend from treasury Stock dividends from treasury are adjusted as ordinary cash dividends. Shareholders receive ‘B’ new shares for every ‘A’ share held.	Divisor change: Yes
Stock dividend of a different company security Shareholders receive “B” shares of a different company for every “A” share held.	Divisor change: No
Spin-offs Shareholders receive “B” new shares for every “A” share held.	Divisor change: No
Addition/deletion of a company Net change in market value determines the divisor adjustment.	Divisor change: Yes
Changes in shares outstanding/free-float
Any secondary issuance, share repurchase, buy back, tender offer, Dutch auction, exchange offer, bought deal equity offering or prospectus offering will be updated at the semi-annual review if the change is smaller than 10%. Changes larger than 10% will be pre-announced (3 trading days’ notice) and implemented on a best efforts basis. If necessary and information is available, resulting float changes are taken into consideration. Share changes will not be implemented in the week between review announcement and implementation.
Divisor change: Yes
Changes due to a merger/takeover/spin-off Net change in free-float market value determines the divisor adjustment. In case of no change, the divisor change is 0.	Divisor change: Yes
With corporate actions where cash dividends or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-dividend day (the first day when a new shareholder is eligible to receive the distribution). The effect of the divisor adjustment is to prevent this price drop from causing a corresponding drop in the MVOIH.

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Corporate actions are announced at least four days prior to implementation.
Historical Performance of the OIH
The following graph sets forth the daily historical performance of the OIH in the period from January 2, 2019 through April 25, 2024. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 25, 2024, the closing price of the OIH was $326.16.
This historical data on the OIH is not necessarily indicative of the future performance of the OIH or what the value of the Securities may be. Any historical upward or downward trend in the price of the OIH during any period set forth above is not an indication that the price of the OIH is more or less likely to increase or decrease at any time over the term of the Securities.
Before investing in the Securities, you should consult publicly available sources for the prices of the OIH.

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Hypothetical Historical Closing Values of the Basket
While actual historical information on the Basket will not exist before the Pricing Date, the following graph sets forth the hypothetical historical daily performance of the Basket for the period from January 2, 2019 through April 25, 2024, assuming that the Basket was created on January 2, 2019 with the same Basket Components and corresponding weights in the Basket and with an initial Basket value of 100 on that date. The hypothetical performance of the Basket is based on the actual daily closing prices of the Basket Components on the applicable dates. We obtained these closing levels from Bloomberg L.P., without independent verification. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the Securities may be. Any hypothetical historical upward or downward trend in the value of the Basket during the period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the Securities.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket of Two Exchange-Traded Funds due May 4, 2027
Structuring the Securities

The Securities are our debt securities, the return on which is linked to the performance of the Basket. The related guarantee is BAC’s obligation. Any payments on the Securities, including payment of the Maturity Payment Amount, depend on the credit risk of BofA Finance and BAC and on the performance of the Basket. As is the case for all of our and BAC’s respective debt securities, including our market-linked securities, the economic terms of the Securities reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked securities result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of securities at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Securities, along with the fees and charges associated with market-linked securities, typically results in the initial estimated value of the Securities on the Pricing Date being less than their public offering price.
The initial estimated value range of the Securities is set forth on the cover page of this preliminary pricing supplement. The final pricing supplement will set forth the initial estimated value of the Securities as of the Pricing Date.
In order to meet our payment obligations on the Securities, at the time we issue the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Basket Components and the Basket, the tenor of the Securities and the hedging arrangements. The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Selected Risk Considerations” beginning on page PS-8 above and “Use of Proceeds” on page PS-17 of the accompanying prospectus.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket of Two Exchange-Traded Funds due May 4, 2027
U.S. Federal Income Tax Summary
You should consider the U.S. federal income and estate tax consequences of an investment in the Securities, including the following:
•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the Securities.
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You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the Securities for all tax purposes as single financial contracts with respect to the Basket Components. In the opinion of Sidley Austin LLP, our tax counsel, the U.S. federal income tax characterization and treatment of the Securities described herein is a reasonable interpretation of current law.

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Under this characterization and tax treatment of the Securities, a U.S. Holder (as defined beginning on page 71 of the accompanying prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange or redemption of the Securities. This capital gain or loss generally will be long-term capital gain or loss if you held the Securities for more than one year.

•	No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
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Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the accompanying product supplement), if any, will not apply to Securities that are issued as of the date of this pricing supplement unless such Securities are “delta-one” instruments. Based on our determination that the Securities are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Securities.

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Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-36 of the accompanying product supplement.